KLJ & Associates, LLP
CERTIFIED PUBLIC ACCOUNTANTS

August 29, 2016

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Bigfoot Project Investments Inc.
Redwood City, California 94063

To Whom It May Concern:

We consent to the incorporation by reference in this Registration Statement on Form S-1/A of our report dated December 11, 2014, relating to our audit of the balance sheet of Bigfoot Project Investments Inc. as of July 31, 2014 and the related statement of operations, stockholders' deficit and cash flows for the year then ended.

We also consent to the reference to us under the caption "Experts" in this prospective.

Sincerely,

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP

Edina, Minnesota

5201 Eden Ave
Suite 300
Edina, MN 55436
630.277.2330